Exhibit 10.1

BOARD OBSERVER AGREEMENT

THIS BOARD OBSERVER AGREEMENT, dated as of the 28th day of November, 2022 (this “Agreement”), is made by and between INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation (the “Company”), and DENVER J. SMITH (“Observer”).

WHEREAS, the Company has agreed that Observer will be appointed as a non-voting observer who will be entitled to attend and participate in all meetings of the Company’s Board of Directors (the “Board”) and all meetings of the Nominating and Corporate Governance Committee and the Compensation Committee (together, the “Committees” and each a “Committee”); and

WHEREAS, the Observer shall receive and be provided access to certain confidential and proprietary information, data and know-how relating to the business and prospective business of the Company and to existing or potential products, processes and services of the Company; and

WHEREAS, the Company wishes to maintain in confidence such information and Observer recognizes the necessity of maintaining the strictest confidence with respect the Company’s confidential information; and

WHEREAS, as of the date of this Agreement, Observer and his Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), hereinafter “Affiliates”) has a combined economic and beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange) interest in the Common Stock of the Company (the “Shares”) totaling, in the aggregate, 3,087,714 Shares (“Observer’s Ownership”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, as well as other valuable consideration received, the Company and Observer hereby agree as follows:

1.    Board Observer Rights.

(a)    Provided Observer and his Affiliates have complied with all of their obligations under this Agreement, the Company agrees that for a period of eight months from the date of this Agreement (“Observation Period”) it will invite Observer to attend, in a non-voting observer capacity, all meetings of the Board and all meetings of each Committee for the purposes of permitting Observer to have current information with respect to the affairs of the Company and the actions taken by the Board or a Committee and for the Observer to provide input and advice with respect thereto (the “Approved Purposes”). Observer shall have the right to be heard at any such meeting, but in no event shall Observer: (i) be deemed to be a member of the Board or either Committee; (ii) have the right to vote on any matter under consideration by the Board or either Committee or otherwise have any power to cause the Company to take, or not to take, any action; or (iii) except as expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) applicable to the directors of the Company. As a non-voting observer, Observer will also be provided (concurrently with delivery to the directors of the Company and in the same manner as delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the directors with respect to a meeting or any written consent in lieu of meeting (except to the extent Observer has been excluded therefrom pursuant to clause (c) below).

(b)    If a meeting of the Board or a Committee is conducted via telephone or other electronic medium (e.g., videoconference), Observer may attend such meeting via the same medium; provided, however, that it shall be a material breach of this Agreement by Observer to provide any other person access to such meeting without the Company’s express prior written consent (which consent may be by e-mail).

(c)    Notwithstanding the foregoing, the Company may exclude Observer from access to any material or meeting or portion thereof if: (i) the Board concludes in good faith, or upon advice of the Company’s counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and any counsel; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof; or (ii) such portion of a meeting is an executive session limited solely to directors of the Board, independent auditors and/or legal counsel, as the Board may designate.

(d)    The rights described in this Section 1 shall terminate upon : (i) the end of the Observation Period as described in Section 1(a) above; (ii) notice by the Company to Observer of such termination following any material violation of the terms of this Agreement by Observer which (A) remains uncured within three business days after receipt by Observer of notice thereof or (B) is not subject to cure, or directly causes harm to the Company in the Board’s sole and absolute discretion as reasonably determined by the Board; (iii) the death or disability of Observer; (iv) the occurrence of any event which would cause the Observer to be removed if he was a director of the Company for Cause, as defined in Section 9(a)(v), or (v) the appointment of Observer as a director pursuant to Section 9; or (vi) the termination of this Agreement by Observer pursuant to Section 8.

2.    Confidential Treatment of Company Confidential Information.

(a)    To the extent that any information obtained by the Observer from the Company (or any director, officer, employee or agent thereof), is confidential information, the Observer shall treat any such Confidential Information as confidential in accordance with the terms and conditions set out in this Section 2. “Confidential Information” means all valuable and confidential materials and information (whether or not reduced to writing) that the Observer obtains or to which the Observer obtains access as a result of his activities as Observer, including, without limitation, the following: (a) any and all data, information, materials, systems, processes, procedures or intellectual property owned or used by the Company that is competitively sensitive and not generally known to the public, including, but not limited to, information relating to employees, customers, clients, vendors or suppliers; information provided to the Observer by the Company’s employees, customers, vendors or suppliers; customer lists; any and all financial statements, budgets, projections and related data; information, processes, procedures or systems relating to research and development, engineering, legal matters, human resources, sourcing, operations, purchasing and manufacturing; business, marketing, advertising and sales plans or estimates; internal performance results; information relating to possible partnerships, joint ventures or acquisitions of a party; contracts; business records, corporate books and other Company Entity-related records; (b) any creative, scientific or technical information, drawing, design, diagram, process, plan, method, or formula; and (c) all confidential or proprietary concepts (oral or written), documentation, reports, data, specifications, computer hardware or software, source code, object code, flow charts, databases, inventions, know-how, show how and trade secrets, which pertains to the Company regardless of form and whether or not patented or patentable, copyrighted or able to be copyrighted or registered as a trademark or registrable as a trademark and all modifications, derivative works, enhancements and versions thereof.

(b)    Except as otherwise provided herein, Observer agrees: (i) to hold Confidential Information in strict confidence; (ii) not to disclose Confidential Information to any third parties; and (iii) not to use any Confidential Information for any purpose except for the Approved Purposes. Observer may disclose the Confidential Information to his responsible agents, advisors, Affiliates and representatives with a bona fide need to know (“Representatives”), but only to the extent necessary for the Approved Purposes. Observer agrees to instruct all such Representatives not to disclose such Confidential Information to third parties without the prior written permission of the Company. Observer will, at all times, remain liable under the terms of this Agreement for any unauthorized disclosure or use by any of his Representatives of Confidential Information provided to such Representatives by Observer.

3.    Exempted Disclosure. The foregoing restriction on the use and nondisclosure of Confidential Information will not include information which: (i) is, or hereafter becomes, through no act or failure to act on the part of Observer, generally known or available to the public; (ii) was acquired by Observer before receiving such information from the Company, without restriction as to use or disclosure; (iii) is hereafter furnished to Observer by a third party, without, to Observer’s knowledge, restriction as to use or disclosure; (iv) was independently developed by Observer; or (v) is required or requested to be disclosed pursuant to judicial, regulatory or administrative process or court order, provided, that to the extent permitted by law, rule or regulation and reasonably practicable under the circumstances, Observer gives the Company prompt notice of such required disclosure so that the Company may challenge the same.

4.    Return of Confidential Information. Following the termination of the rights of Observer described in Section 1 (other than pursuant to clause (v) of Section 1(d)) and upon request of the Company, Observer will promptly: (i) return to the Company all physical materials containing or consisting of Confidential Information and all hard copies thereof; and (ii) destroy all electronically stored Confidential Information in Observer’s possession or control. Observer may retain in his confidential files one copy of any item of Confidential Information in order to comply with any legal, compliance or regulatory requirements. Any Confidential Information that is not returned or destroyed, including, without limitation, any oral Confidential Information, and all notes, analyses, compilations, studies or other documents prepared by or for the benefit of Observer from such information, will remain subject to the confidentiality obligations set forth in this Agreement indefinitely.

5.    Disclaimers. All Confidential Information is provided to Observer “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to Observer resulting from the reliance on the Confidential Information by Observer or any third party to whom such Confidential Information is disclosed. Observer represents and warrants that he has no claims and is unaware of any claims or causes of action that he or any of his Affiliates have against the Company, its directors and officers.

6.    Company Ownership of Confidential Information. Observer acknowledges that all of the Confidential Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Agreement, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.

7.    Observer Compliance with Securities Laws. Observer agrees that the Confidential Information is given in confidence in accordance with the terms of this Agreement, and Observer will not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law. Observer agrees to instruct all persons to whom he discloses Confidential Information, permissibly or otherwise, that they may not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law.

8.    Termination by Observer. Observer may terminate this Agreement at any time, with or without cause, effective immediately upon notice to the Company. For the avoidance of doubt, the Company may not terminate this Agreement except as otherwise expressly provided in this Agreement.

9.    Director Appointment Terms.

(a)         Provided (A) Observer and his Affiliates have complied with all of their obligations under this Agreement and (B) at the relevant time Observer’s Ownership of Shares represented by shares of Common Stock owned by the Observer and his Affiliates and the other persons and entities identified in the amended Schedule 13D with respect to the Company, filed by Observer with the SEC on August 1, 2022 as Amendment No. 13, is no less than 5% of the number of Shares outstanding as of August 1, 2022 (the “Minimum Ownership Threshold”), the Company agrees that:

(i)         if a vacancy on the Board occurs during the period from the date hereof through the date that is six months after the date hereof (the “Deadline”), the Board and all applicable committees of the Board shall, as promptly as reasonably practicable and in event within ten business days after the occurrence of such vacancy, take all necessary actions to appoint Observer as director of the Company to fill such vacancy; provided, however, that the Board shall not be required to appoint Observer as a director to fill such vacancy if such vacancy results from the removal of a director by vote of the shareholders of the Company at the meeting thereof and the shareholders of the Company fill such vacancy by vote at the same meeting;

(ii)         if Observer has not been appointed as a director of the Company prior to the Deadline, the Board and all applicable committees of the Board shall, as promptly as reasonably practicable and in event within ten business days after the Deadline, take all necessary actions to appoint Observer as director of the Company, which actions shall include, if necessary, increasing the size of the Board to create a vacancy that Observer can be appointed to fill;

(iii)         if Observer is appointed as a director pursuant to this Section 9 prior to any meeting of shareholders of the Company at which directors are to be elected (or any solicitation of written consents of shareholders for the election of directors) that occurs during the period from the appointment of Observer as a director to the Termination Date (as defined in Section 17), the Board shall recommend, support and solicit proxies (or written consents, as applicable) for the election of the Observer as a director at each such meeting (or pursuant to such written consents) in the same manner as it recommends, supports, and solicits proxies (or written consents) for the election of the other director candidates nominated by the Company;

(iv)         until the Termination Date or such time as Observer has been appointed as a director of the Company pursuant to this Section 9, the Company and the Board shall not (A) decrease the size of the Board, in connection with any vacancy or expected vacancy on the Board or otherwise, or (B) appoint as a director of the Company, or nominate, recommend, support or solicit proxies for election as a director of the Company, any person other than Observer and the directors of the Company as of the date of this Agreement and a newly appointed executive officer of the Company and one designee of such newly appointed executive officer; and

(v)         if Observer is appointed as a director of the Company pursuant this Section 9, until the Termination Date, the last sentence of Article III, Section 11 of the Company’s Bylaws will not apply to Observer and his position as a director of the Company, and in no event may Observer be removed as a director by vote or written consent of the Board, pursuant to such provision of the Company’s Bylaws or otherwise except for Cause. “Cause” means the Observer’s (i) willful misconduct or gross negligence which causes material harm to the Company; (ii) fraud, embezzlement or willful other material dishonesty with respect to the affairs of the Company or any of its Affiliates; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a willful material breach of this Agreement or a willful breach of a fiduciary duty owed to the Company. Provided that any such Cause, except for Cause pursuant to subsection 9(a)(v), shall not constitute Cause unless the Company has provided Observer with (x) written notice of the acts or omissions giving rise to the determination of Cause; and (y) if capable of cure, the opportunity to correct the act or omission within 10 business days after receiving the Company’s notice.

(b)         Observer shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time Observer’s Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of the Shares decreases to less than the Minimum Ownership Threshold.

(c)         Observer understands and acknowledges that all members of the Board, including the Observer, are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies, and corporate governance guidelines, and agrees to preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or committees of the Board.

(d)         Nothing in this Agreement shall require the Company, its committees and directors to take any action contrary to their fiduciary duties as directors of the Company, nor contrary to any law or regulation applicable to the Company and its directors.

(e)         Observer agrees that, during the period from the date of this Agreement to the Termination Date, provided that the Company has complied with all of its obligations under this Agreement, neither Observer nor any of his Affiliates will, and Observer will cause each of his Affiliates not to, directly or indirectly, in any manner:

(i)         engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company, except in Observer’s capacity as a director of the Company or a nominee for election as a director of the Company in a solicitation made on behalf of the Company or the Board;

(ii)         form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Shares other than a “group” that includes, in addition to Observer or any of his Affiliates, solely one or more of the entities or persons identified in the Schedule 13D with respect to the Company filed by Observer with the SEC, as amended through Amendment No. 13 thereto filed with the SEC on August 1, 2022, other persons serving as directors of the Company as of the date of this Agreement, or any of the respective Affiliates of any of the entities or persons referred to in the foregoing clauses;

(iii)         seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(iv)         seek, alone or in concert with others, representation on the Board, except as specifically permitted under this Agreement;

provided, however that nothing in this Section 9(e) shall prohibit or be interpreted to prohibit Observer or any of his Affiliates from (1) voting or executing a written consent with respect to the Shares or any other securities of the Company as determined by Observer or such Affiliate in his or its sole discretion or (2) making recommendations regarding the voting of or execution of written consents with respect to the Shares or other securities of the Company to any entity or person described in Section 9(e)(ii) or otherwise discussing such matters with any such entity or person and further provided such other entities and persons agree in writing for the benefit of the Company to adhere to the same requirements and restrictions applicable to Observer and his Affiliates pursuant to Sections 2, 3, 4 and 9(e) of this Agreement.

10.    Indemnification; Advancement of Expenses. The Company shall indemnify, defend, and hold harmless Observer to the same extent provided by the Company to its directors under the Certificate of Incorporation and Bylaws of the Company in connection with any judgments and expenses actually and reasonably incurred by Observer in connection with any claims brought against Observer arising out of Observer’s designation or attendance as a non-voting observer at meetings of the Board. The Company shall advance all expenses actually and reasonably incurred by Observer in connection with any such claim to the same extent provided by the Company to its directors under the Certificate of Incorporation and Bylaws of the Company; provided, however that Observer shall submit a written undertaking to repay any expenses so advanced if it shall ultimately be determined that Observer is not entitled to be indemnified against such expenses. The Company acknowledges and agrees that the foregoing rights to indemnification and advancement of expenses in respect of such third party claims constitute third-party rights extended to the Observer by the Company and do not constitute rights to indemnification or advancement of expenses as a result of the Observer serving as a director, officer, employee, or agent of the Company. The Observer shall not be entitled to indemnification or advancement of expenses to the extent any such claim arises out of Observer’s default under this Agreement, willful misconduct or violation of the Securities Act of 1933, as amended or the Exchange Act, or any other applicable law, rule or regulation.

11.    Miscellaneous Provisions. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set out in this Agreement. No provision of this Agreement may be amended, modified, or waived, except in a writing signed by the parties hereto. This Agreement may not be assigned by Observer, nor may Observer appoint a substitute or successor Observer. The Company is permitted to publicly disclose the existence and terms of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

12.    Governing Law: Venue for Disputes. This Agreement shall be governed in all respects by the laws of the State of Florida (without giving effect to principles of conflicts of laws which would lead to the application of the laws of another jurisdiction). Each party hereby irrevocably and unconditionally consents to the jurisdiction of the federal and state courts in Lee County, State of Florida, for any action, suit or proceeding arising out of or related to this Agreement. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the federal and state courts in Lee County, State of Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.    Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below. Addresses and notice recipients for a party may be amended by a party by notice to the other party given in compliance with this Section 13.

To the Company:

Innovative Food Holdings Inc.

28411 Racetrack Road

Bonita Springs, FL 34135

Attention: Sam Klepfish

Email: sklepfish@ivfh.com

With a copy to:

Grushko & Mittman, P.C.

1800 Rockaway Ave., Suite. 206

Hewlett, NY 11557

Attention: Eliezer Drew, Esq.

Email: eli@grushkomittman.com

To Observer:

Denver J. Smith

350 S. Race Street

Denver, CO 80209

Email: Denver@CarlsonRidge.com

14.    Remedies. The Company, on the one hand, and the Observer, on the other hand, each acknowledge and agree that monetary damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party shall have the right to immediate injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity. In the event that either party institutes any legal suit, action, or proceeding against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys' fees and expenses and court costs.

15.    Expenses. The Company agrees to reimburse Observer, and Observer agrees to reimburse the Company, for the actual and reasonable costs and expenses of the other party that such other party incurs in connection with the enforcement of this Agreement or any claim, damages or litigation relating to any breach of this Agreement, if such other party is found to have breached this Agreement.

16.    Mutual Non-Disparagement. Subject to applicable law, each party covenants and agrees that, until the Termination Date, neither it nor any of its Affiliates, nor any of their respective principals, members, general partners, directors, officers, employees or agents shall in any way publicly (including in any manner that could reasonably be foreseen to result in public disclosure such as statements to the press or members of the press) criticize, disparage, call into disrepute or otherwise defame or slander the other party or any of its Affiliates, or any of their respective principals, members, general partners, directors, officers, employees or agents, in any manner that would reasonably be expected to damage the business or reputation thereof; provided, however, if a party or any of its Affiliates, principals, members, general partners, directors, officers, employees or agents shall have breached this section, then the other party or any of its representatives may publicly respond with regards to the subject matter of such breach. The foregoing shall not restrict the ability of any person or entity to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or the other party hereto) from any governmental authority with competent jurisdiction over the party from whom information is sought or from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide written notice to the other party at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 16, and reasonably consider any comments of such other party. Moreover, the limitations set forth in this Section 16 shall not prevent any party from (a) responding to any public statement made by the other party of the nature described in Section 16 if such statement by the other party was made in breach of this Agreement or (b) taking actions to enforce such party’s rights under this Agreement.

17.    Term. The provisions of Section 1 hereof shall terminate and be of no further force or effect pursuant to Section 1(d) hereof. This Agreement shall terminate and be of no further force of effect (a) on the first day after the second annual meeting of shareholders of the Company to occur after the date of this Agreement or (b) upon the earlier termination of this Agreement by Observer pursuant to Section 8 (the date on which this Agreement terminates pursuant to the foregoing clause (a) or (b), the “Termination Date”). Notwithstanding the provisions of this Section 17, the provisions of Sections 2, 3, 4, 5, 6, 7, 10, 11, 12, 13, 14, 15, 16 (for six months after termination by Observer without cause pursuant to Section 8), 18 and this Section 17 shall survive any termination or expiration of this Agreement.

18.    Jury Trial Waiver. The Observer hereby irrevocably waives all right to a trial by jury and any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this Agreement.

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IN WITNESS WHEREOF, the undersigned have hereto executed this Agreement as of the date written above.

COMPANY Innovative Food Holdings Inc. __________________________ By: Its:	OBSERVER Denver J. Smith __________________________